EXHIBIT 4.3

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”) is made on 29th April 2022

BETWEEN:

(1)	CHAN KAM BIU RICHARD (holder of Hong Kong Identity Card No. E890280(5)) of Flat C, 37/F, Tower 9, Le Point, Metro Town, 8 King Ling Road, Tseung Kwan 0, Hong Kong (the “Licensor”); and

(2)	GREEN CIRCLE DECARBONIZE TECHNOLOGY LIMITED, an exempted company with limited liability incorporated in the Cayman Islands on 15 February 2022 under company number 387301 whose registered office is at the offices of Vistra (Cayman) Limited, P.O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1-1205 Cayman Islands (the “Licensee”).

Each referred to as a “Party” and collectively as the “Parties”.

RECITALS:

(A)	The Licensor is the beneficial owner of the trademark “BocaPCM”, the particulars of which are set forth in Schedule 1 of this Agreement (the “Trademark”).

(B)	The Licensor is the beneficial owner of the domain name “pcm-tes.com”, the particulars of which are set forth in Schedule 2 of this Agreement (the “Domain Name”).

(C)	The Licensor desires to grant the Licensee and its Affiliates a licence to operate the Business (as defined below) using the Trademark and the Domain Name in the Territories (as defined below) and the Licensee wishes to accept such licence.

NOW IT IS HEREBY AGREED as follows:

1.	In this Agreement (including the Recitals and the Schedules), the following expressions shall have the following meanings unless the context otherwise requires:

“Affiliate(s)”	with respect to either Party, any association, corporation, partnership, joint venture or other entity a majority of whose issued and voting shares or equity interest is owned or controlled directly or indirectly by such Party

1

“Business”	any goods and/or services in relation to advanced energy saving solutions and thermal engineering provided by the Licensee

“Effective Date”	the date of this Agreement

“Hong Kong”	the Hong Kong Special Administrative Region of the PRC

“law”	any law, statute, regulation, decree, rule which are applicable

“Term”	as defined in Clause 5 of this Agreement

“Territories”	worldwide

2.	The Licensor hereby grants a non-exclusive license, free of charges, to the Licensee and its Affiliates to use the Trademark and the Domain Name for operation of the Business during the Term in the Territories in accordance with the terms and conditions of this Agreement.

3.	The Licensee shall obtain prior written approval from the Licensor if it intends to sublicense the Trademark and/or the Domain Name to any third parties.

4.	The Licensor shall reserve the right to use the Trademark and the Domain Name within the Territories.

5.	This Agreement shall be effective on the Effective Date and shall continue in force until terminated at any time by either Party (the “Term”) by giving the other Party a 30-day prior written notice mailed to the address of the other Party or its process agent as indicated herein.

2

6.	The Licensee shall not assign or transfer any of its rights or obligations under this Agreement without the prior consent of the Licensor in writing.

7.	The Licensee shall indemnify the Licensor and keep the Licensor indemnified against all losses, expenses, liabilities, actions and claims which the Licensor may sustain or incur by reason of the failure of the Licensee in performing, observing and complying with any of the terms and conditions of this Agreement.

8.	This Agreement is governed by and shall be construed in all respects in accordance with the laws of Hong Kong and the parties irrevocably submit to the non-exclusive jurisdiction of the Hong Kong courts in relation to any proceedings arising out of or in connection with this Agreement, but this Agreement may be enforced in any other courts of competent jurisdiction.

9.	The Licensee hereby irrevocably appoints Boca International Limited of Unit 1809, Prosperity Place, 6 Shing Yip Street, Kwun Tong, Kowloon, Hong Kong as its agent for the service of process in Hong Kong in relation to any matter arising out of this Agreement. If such process agent ceases to have an address in Hong Kong, the Licensee irrevocably agrees to appoint a new process agent and deliver to the other parties within 14 days a copy of a written acceptance of appointment by the process agent. Nothing contained in this Agreement shall affect the right to serve process in any other manner permitted by law or the right to bring proceedings in any other jurisdiction for the purposes of the enforcement or execution of any judgment or other settlement in any other court.

- The remainder of this page is intentionally left blank -

3

SCHEDULE 1 - TRADEMARK

Trade mark	Registration number	Class	Registered owner	Date of registration	Expiry date
	305630904	11		21-05-2021	20-05-2031

4

SCHEDULE 2 - DOMAIN NAME

Domain Name	Name of registrant	Date of registration	Expiry date
pcm-tes.com	Dr. Chan Kam Biu Richard	10 April 2007	10 April 2023

5

IN WITNESS whereof the Parties hereto have executed this Agreement the day and year first above written.

The Licensor

SIGNED, SEALED and DELIVERED by	)
CHAN KAM BIU RICHARD	)
)
)

in the presence of:

6

The Licensee

SEALED with the COMMON SEAL of	)
GREEN CIRCLE DECARBONIZE TECHNOLOGY LIMITED	)
and SIGNED by	)
CHAN KAM BIU RICHARD	)
its director	)
)
in the presence of:	)

7